Exhibit 3.4

FIRST AMENDED AND RESTATED

COMPANY AGREEMENT

OF

LGI HOMES GROUP, LLC

(Texas)

i

(Continued)

(Continued)

(Continued)

FIRST AMENDED AND RESTATED

COMPANY AGREEMENT

OF

LGI HOMES GROUP, LLC

This First Amended and Restated Company Agreement of LGI Homes Group, LLC is executed as of the Effective Date, by each of the persons who signs this Agreement under the caption “Members” on the signature page of this Agreement.

ARTICLE 1.

DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, each of the following terms has the meaning given to it below:

“Affiliate” shall mean (i) any person directly or indirectly controlling, controlled by or under common control with another person; (ii) any person that, directly or indirectly, owns or controls 50% or more of the outstanding voting securities or beneficial interests of such other person; (iii) any officer, director, trustee member, manager or general partner of such person; (iv) if such other person is an officer, director, member or manager, trustee or partner of another entity, then the entity for which that person acts in any such capacity; (v) any spouse or issue of the person or any person who is of a relationship described in Section 267(b) of the IRS Code substituting 10% in place of 50%, where applicable, and (vi) an entity formed which is to be owned directly or indirectly for the benefit of any of the persons described in subparagraph (v) above. For purposes of this paragraph and for determining when a person is directly or indirectly controlling, controlled by or under common control with any other person, the term control shall refer to an interest of 51% or more of the outstanding voting securities or beneficial interest of such person.

“Agreement” means this First Amended and Restated Company Agreement, as amended from time to time.

“Assignee” means a Person who receives a Transfer of all or a portion of the Membership Interest of a Member, but who has not been admitted to the Company as a Member in connection with such Transfer.

“Base Rate” means a rate per annum that from day to day is equal to the lesser of (a) the prime rate of interest as cited by The Wall Street Journal and (b) the maximum rate permitted by applicable laws, with each change in the rate to be made on the same date as any change in (a) or (b), as appropriate.

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which national banks in the State of Texas are permitted to be closed.

“Capital Account” means, with respect to any Member, the capital account maintained for a Member in accordance with the rules of Section 1.704-1(b)(2)(iv) of the IRS Code.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of property (other than money) contributed to the Company by such Member (or its predecessors in interest) with respect to their Membership Interest in the Company reduced by any indebtedness either assumed by the Company in connection with such contribution or to which such property is subject when contributed.

“Certificate” means the certificate of formation of the Company filed with the Secretary of State of the State of Texas pursuant to the TBOC, as amended or restated at such time.

“Claims” means all losses, costs, liabilities, damages, and expenses (including court costs and fees and disbursements of counsel) incurred in connection with a Proceeding.

“Company” means the limited liability company formed pursuant to this Agreement.

“Distributable Cash” means all cash funds of the Company on hand at any time after payment of all expenses of the Company due as of such time, as reduced by the amount of the Working Capital Reserve and Liquidation Reserve, if any, at such time.

“Effective Date” means December 31, 2011.

“Fair Value” means, the fair value of the item being valued, as determined by an appraiser selected in accordance with the terms of this Agreement.

“Fiscal Year” means the fiscal year of the Company’s operations as selected by resolution by the Governing Authority for accounting purposes.

“Governing Authority” means, pursuant to the TBOC and the Certificate, the Person or Persons with the power to manage the business and affairs of the Company.

“Governing Person” means a person serving on the Governing Authority of the Company.

“Gross Asset Value” means, the value of any asset contributed to the Company as determined by the contributing Member and the Governing Authority, and if no such agreement is reached, the asset’s adjusted basis for Federal income tax purposes.

“Gross Income” means, an amount equal to the Company’s gross income as determined for Federal income tax purposes but computed with the adjustments in paragraphs (a) and (b) of the definition of “Profits” and “Losses.”

“IRS Code” means, at any time, the Internal Revenue Code of 1986, as amended, or, from and after the date any successor statute becomes, by its terms, applicable to the Company, such successor statute, in each case as amended at such time by amendments that are, at that time, applicable to the Company. All references to sections of the IRS Code include any corresponding provision or provisions of any such successor statute.

“Liquidation Reserve” means that reserve of Company funds, if any, held by the Company in connection with its process of winding up for the purpose of addressing obligations of the Company which may become due during the winding up process or after the termination of the Company.

“Majority” means, with respect to any group entitled to vote on a matter, more than fifty percent (50%) of the votes of that group.

“Manager” means any Persons named in the Certificate as initial managers of the Company and any Person hereafter elected or designated as a manager of the Company as provided in this Agreement, but does not include any Person who has ceased to be a manager of the Company. The term Governing Person, as used in this Agreement, includes each Manager.

“Member” means each of the persons who execute this Agreement as a Member and becomes a Member under the terms of this Agreement as well as each person who is otherwise admitted to the Company as a Member under the terms of this Agreement.

“Membership Interest” means, at any time, the interest of a Member in the Company, including the right to receive distributions of Company assets and the right to receive allocations of income, gain, loss, deduction, or credit of the Company, but does not include the voting rights or management rights reserved to the Members under the terms of this Agreement (or the right to vote the Units relating thereto) until such holder of the Membership Interest has been admitted to the Company as a Member as to that Membership Interest.

“Notice” means any notice delivered in the manner set out in the “Miscellaneous” Section of this Agreement.

“Permitted Transferee” means (i) any person directly or indirectly controlling, controlled by or under common control with the Member; and (ii) any trust for the Member, the Member’s spouse or children or any other person who is of a relationship described in Section 267(b) of the IRS Code, provided the Member is the sole acting trustee of the trust (with the understanding that when the Member is no longer the sole acting trustee this may be an unauthorized transfer thereafter). For purposes of this paragraph and for determining when a Person is directly or indirectly controlling, controlled by, or under control with any other Person, the term control shall refer to an interest of 51% or more of the outstanding voting interests or beneficial interest of such Person.

“Person” means any business entity, trust, estate, executor, administrator, or individual.

“Proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

“Profits” and “Losses” means, the Company’s taxable income or taxable loss as determined under the IRS Code but with the following adjustments:

(a) Any income of the Company that is exempt from Federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition of “Profits” and “Losses” will be added to such taxable income or loss;

(b) Any expenditures of the Company described in IRS Code Section 705(a)(2)(B) or treated as IRS Code Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations that are not otherwise taken into account in computing Profits and Losses will be subtracted from such taxable income or loss.

“Section” means a section of this Agreement, unless the text indicates otherwise.

“Sharing Ratio” means the ratio in which the Members share Profits and Losses, from time to time, as set out under the terms of this Agreement.

“TBOC” means, at any time, the Business Organizations Code of the State of Texas, as amended, or, from and after the date any successor statute becomes, by its terms, applicable to the Company, such successor statute, in each case as amended at such time by amendments that are, at that time, applicable to the Company. All references to sections of the Business Organizations Code include any corresponding provision or provisions of any such successor statute.

“Transfer” means (a) any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other transfer of any Membership Interest or any interest therein, whether voluntary or involuntary, and whether during the transferor’s lifetime or upon or after the transferor’s death, including any transfer by operation of law, by court order, by judicial process, or by foreclosure, levy, or attachment; (b) any change in control of an entity which owns a Membership Interest; or (c) the act of making any of the foregoing.

“Regulations” means, at any time, the Federal income tax regulations promulgated under the IRS Code that are in effect at such time and that, by their terms, are applicable to the Company at such time. All references to sections of the Regulations include any corresponding provision or provisions of any such successor regulations.

“Working Capital Reserve” means those reserves which the Governing Authority determines to be necessary in their discretion for future cost, expenses, capital investment, or contingencies which may be incurred by the Company.

1.2 Other Definitions; References to Definitions. Other terms defined herein have the meanings so given them. Each reference in this Agreement to a definition is a reference to a definition contained in this Agreement, unless the context expressly provides otherwise.

ARTICLE 2.

ORGANIZATIONAL MATTERS

2.1 Formation. The Members have heretofore formed the Company pursuant to the TBOC, as of March 2, 2011.

2.2 Name. The name of the Company is “LGI Homes Group, LLC.” The business of the Company will at all times be conducted under such name and such other name or names as the Governing Authority may select, from time to time.

2.3 Name and Address of Initial Members. The name, address and initial Membership Interests of each Member is set forth on Exhibit A. Each such person shown on Exhibit A on the Effective Date is admitted to the Company as a Member upon its formation. Any change in the name or address of a Member of which the Company is given notice will be as set forth in the records of the Company and Exhibit A will be deemed amended appropriately. The Governing Authority may substitute a new Exhibit A (indicating its effective date) to reflect such additional and/or different information. The records of the Company will be prima facie evidence of the status of any person as a Member.

2.4 Registered Office and Registered Agent. The address of the registered office of the Company in the State of Texas will be at 1450 Lake Robbins Dr., Suite 430, The Woodlands, Texas 77380 and the name of the registered agent of the Company at such address will be Eric Lipar. The Governing Authority may at any time, and from time to time, designate a new or successor registered office or registered agent, or both.

2.5 Principal Office and Other Offices. The principal address and place of business of the Company will be 1450 Lake Robbins Dr., Suite 430, The Woodlands, Texas 77380 or such other place that is consistent with the purpose of the Company as the Governing Authority may designate from time to time by notice to the Members. The Company may have such other office or offices as the Governing Authority may designate from time to time by notice to the Members.

2.6 Purpose. The purpose of the Company is to conduct any business which a Texas limited liability company may engage in and undertake all matters that may be incidental thereto.

2.7 Certificate; Foreign Qualification. A Certificate that meets the requirements of the TBOC has been filed with the Secretary of State of the State of Texas and may be amended from time to time pursuant to the TBOC and this Agreement. Upon the request of the Governing Authority, each Member will immediately execute all certificates and other documents consistent with the terms of this Agreement that the Governing Authority believes are necessary or desirable for the Governing Authority to accomplish all filing, recording, publishing, and other acts as may be appropriate to comply with all requirements to form, operate, qualify, and continue the Company as a (a) limited liability company under the TBOC and the laws of the State of Texas and (b) limited liability company, or a company in which each Member has limited liability in all other jurisdictions where the Company proposes to operate.

2.8 Term. The Company’s existence will commence on the effective date of the initial filing of the Certificate with the Secretary of State of the State of Texas and will continue until the Company terminates pursuant to the terms of this Agreement. The Company may not conduct business until the Certificate has been filed with the Secretary of State of the State of Texas.

2.9 Merger, Conversion, Interest Exchange. The Company may effect or participate in a merger, conversion, or interest exchange (as such terms are defined in the TBOC) or enter into an agreement to do so with the consent of the Members.

ARTICLE 3.

MEMBERSHIP

3.1 Initial Members. The initial Members of the Company are the Persons executing this Agreement as Members as of the Effective Date, each of which is admitted to the Company as a Member effective contemporaneously with the execution by such Person of this Agreement and the formation of the Company.

3.2 Sharing Ratio. The Sharing Ratio for each of the Members is set out on Exhibit A:

3.3 Limitations on Members’ Rights. Except as otherwise specifically provided in this Agreement to the contrary, no Member shall have the right:

(a) To participate in the control of the business affairs of the Company except as expressly provided herein; transact any business on behalf of or in the name of the Company; or have any power or authority to bind or obligate the Company; such powers being vested in the Governing Authority as stated in the Certificate.

(b) To have his/her capital contribution repaid except to the extent provided in this Agreement.

(c) To require partition of the Company’s property or to compel any sale or appraisal of the Company’s assets.

(d) To sell, transfer, or assign his/her interest in the Company, except as provided in this Agreement.

3.4 New Members. The Governing Authority may admit additional Members and issue additional Membership Interests with additional Units in the Company on the terms and conditions which are approved by the Members. At the time any new Members are admitted to the Company, the Sharing Ratios in Section 3.2 hereof shall be adjusted to reflect the terms and conditions upon which the new Members have been admitted.

ARTICLE 4.

CAPITAL CONTRIBUTIONS AND LOANS

4.1 Contribution. Simultaneous with the execution of this Agreement, the Members will contribute to the Company that property set out opposite their respective name on Exhibit A attached hereto. In consideration for such contribution, the Company shall cause to be issued to each of the Members the Membership Interest set out on Exhibit A.

4.2 No Additional Contributions. No Member will be required to make any Capital Contributions to the Company beyond those described in this Agreement, otherwise agreed to in writing by the Members from whom such additional Capital Contribution is sought or as may be required by a non-waivable provisions of the TBOC.

4.3 Return of Contributions. No Member is entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unreturned Capital Contribution is not a liability of the Company or of any Member.

4.4 Loans by Members. Any Member, with the Governing Authority’s consent, may loan funds to or on behalf of the Company. Unless otherwise agreed by the Company and the lending Member, a loan described in this Section 4.5 is payable on demand, bears interest at the Base Rate from the date of the advance until the date of payment, and is not a Capital Contribution.

4.5 Capital Accounts. There will be established for each Member a Capital Account on the books of the Company to be maintained and adjusted pursuant to this Agreement, including adjustments for contributions, distributions, and allocations of Profits and Losses.

4.6 Other Provisions With Respect to Capital Contributions. Except as otherwise provided in this Agreement, no Member will be entitled to priority over any other Member with respect to a return of its Capital Contributions.

ARTICLE 5.

DISTRIBUTIONS AND ALLOCATIONS OF PROFITS AND LOSSES

5.1 Distributions of Distributable Cash. Except as set out in Section 5.2, Distributable Cash will be distributed to the Members at such times as the Governing Authority determines, in its sole reasonable discretion. Distributions of cash or property will be made only to the Person who, according to the books and records of the Company, is the holder of a Membership Interest in the Company on the date of such distribution. The date for any distribution of Distributable Cash will be determined by the Governing Authority, in its sole discretion. The Distributable Cash of the Company (if any) will be distributed to the record owners of the Membership Interests in accordance with their Sharing Ratios.

5.2 Prohibited Distributions. Distributions may not be made to the Members if, immediately after making the distribution, the liabilities of the Company will exceed the Fair Value of the Company’s assets in the manner determined in Section 101.206 of the TBOC.

5.3 Working Capital Reserve. From time to time, the Governing Authority, in its sole discretion, may establish and maintain a Working Capital Reserve. If and to the extent the Governing Authority determines, in its sole discretion, that funds in the Working Capital Reserve that have not been utilized by the Company are no longer required to be so maintained, such funds will be released from the Working Capital Reserve and distributed in the manner in which they would have been distributed had they not been set aside to fund such Working Capital Reserve. The Governing Authority will determine, in its sole discretion, the periods to which any funds released from the Working Capital Reserve are attributable.

5.4 Distribution in Kind. No assets will be distributed in kind, regardless of any potential unrealized depreciation or appreciation in respect thereof. Any in-kind distributions will be made proportionately among the Members in accordance with the percentage of the distributions the Members are entitled to receive, as set out in this Agreement.

5.5 Allocation of Profits and Losses. Profits and Losses for each Adjustment Period will be allocated among the Members in accordance with their Sharing Ratio as set out in this Agreement.

5.6 Special Allocations. The following special allocations will be made in the following order before allocations of Profits and Losses are made:

(a) Qualified Income Offset. Notwithstanding any other provision of this Article, in the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of the IRS Code, items of Company income and gain shall be specifically allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the IRS Code, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article have been tentatively made as if this Section were not in the Agreement. For the purpose of this Agreement, the term Adjusted Capital Account shall mean that Member’s Capital Account after (i) crediting to the Capital Account any amount which the Member is deemed to be obligated to restore pursuant to 1.704-1(b)(2)(g)(1) and 1.704-1(b)(2)(5), crediting to the Capital Account any sums the Member is unconditionally obligated to contribute to the Company, and (ii) debiting the items set out in 1.704(1)(b)(ii)(d)(4),(5) and (6). An Adjusted Capital Account Deficit means the deficit balance in such Adjusted Capital Account.

(b) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Treasury Regulations relating to the IRS Code, notwithstanding any other provision to this Article, if there is a net decrease in the Member’s Minimum Gain during any Company fiscal year and it is required for the allocations under this Article to have substantial economic effect, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Members Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with applicable Treasury Regulations. This Section is intended to comply with the minimum gain chargeback requirements of Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

(c) Basis Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset is required pursuant to IRS Code Section 732(d), Code Section 734(b), or Code Section 743(b), the Capital Accounts of the Member will be adjusted pursuant to Section 1.704-1(b)(2)(iv)(m) of the IRS Code.

(d) Allocations Under Section 704(c) of the Code. In accordance with IRS Code Section 704(c) and the Treasury Regulations promulgated thereunder, income, gain, loss, and deduction with respect to any asset contributed to the capital of the Company will, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such asset to the Company for federal income tax purposes and the Gross Asset Value of the property. Allocations under this Section 5.6(d) are solely for purposes of Federal, state, and local taxes and will not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits and Losses or other items or distributions under any provision of this Agreement.

5.7 Curative Allocations. The allocations set forth in this Article 5 (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b). Notwithstanding any other provisions of this Article 5, the Regulatory Allocations shall be taken into account in allocating other Profits and Losses and items of income, gain, loss, and deduction among the Members so that, to the extent possible, the net amount of such allocations of other Profits and Losses, and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. The Governing Authority shall have the discretion to make any modification to this Agreement deemed reasonably necessary to cause the allocations described in this Article 5 to more properly reflect the allocations intended hereunder, and each Member does hereby appoint each person comprising the Governing Authority, acting on pursuant to a proper determination of the Governing Authority, to act as attorney-in-fact through a power of attorney coupled with an interest to do so.

5.8 Other Distribution and Allocation Rules.

(a) Withholding. Notwithstanding anything to the contrary contained in this Agreement, the Governing Authority, in its sole discretion, may withhold from any distribution of Distributable Cash or other cash or other property to any Member contemplated by this Agreement any amounts due from such Member to the Company, or any other Member in connection with the business of the Company to the extent not otherwise paid. If any provision of the IRS Code, the Treasury Regulations promulgated thereunder, or state or local law or regulations requires the Company to withhold any tax with respect to a Member’s distributive share of Company income, gain, loss, deduction, or credit, the Company will withhold the required amount and pay the same over to the taxing authorities as required by such provision. The amount withheld will be deducted from the amount that would otherwise be distributed to that Member, but will be treated as though it had been distributed to the Member with respect to which the Company is required to withhold. If at any time the amount required to be withheld by the Company exceeds the amount of money that would otherwise be distributed to the Member with respect to which the withholding requirement applies, then that Member will make a Capital Contribution to the Company equal to the excess of the amount required to be withheld over the amount, if any, of money that would otherwise be distributed to that Member and that is available to be applied against the withholding requirement. Each of the Members represent that each such Member is not aware of any provision of the IRS Code, the Treasury Regulations promulgated thereunder, or state or local law or regulations that currently require withholding of any tax by the Company with respect to such Member.

(b) Allocations Upon Transfers of Company Interests. If the Sharing Ratios are increased or decreased by reason of the admission of a new Member or otherwise, then Profits and Losses for a fiscal year will be assigned pro rata to each day in the particular period of such fiscal year to which such item is attributable (i.e., the day on or during which it is accrued or otherwise incurred) and the amount of each such item so assigned to any such day will be allocated among the Members based upon their respective interests in the Company at the close of such day. For the purpose of accounting convenience and simplicity, the Company will treat a Transfer of, or an increase or decrease in Membership Interest that occurs at any time during a semi-monthly period as having been consummated on the first day of such semi-monthly period, regardless of when during such semi-monthly period such Transfer, increase or decrease actually occurs (i.e., Transfers or increases or decreases made during the first 15 days of any month will be deemed to have been made on the first day of the month and Transfers or increases or decreases thereafter will be deemed to have been made on the 16th day of the month).

(c) Other Items. Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and other allocations not otherwise provided for will be divided among the Members in proportions to their Sharing Ratios for the period during which such items were allocated.

ARTICLE 6.

MANAGEMENT; RIGHTS AND DUTIES OF GOVERNING AUTHORITY

6.1 Management of Company Affairs. The Governing Authority of the Company will consist of one or more Managers who will have the full, complete, and exclusive authority to manage and control the business, affairs, and properties of the Company, to make all decisions regarding those matters, and to perform any and all other acts or activities customary or incident to the management of the Company’s business, all subject to any restrictions imposed by applicable law or expressly imposed by this Agreement. In addition to the powers now or hereafter granted the Managers of a limited liability company under applicable law or that are granted the Managers under any provision of this Agreement, subject to the limitations described in Section 6.2 and elsewhere in this Agreement, the Governing Authority will have the power, for and on behalf and in the name of the Company, to carry out and implement the purpose of the Company set forth in Section 2.6 and to do all things necessary or desirable or expedient in connection therewith or incidental thereto and to manage, conduct, and supervise the day-to-day business affairs of the Company and, without limiting the generality of the foregoing, to cause the Company to do the following:

(a) to acquire, purchase, own, hold, maintain, develop, operate, sell, exchange, lease, sublet, assign, transfer, or otherwise dispose of tangible and intangible properties of any kind and character;

(b) to enter into, become bound by, and perform obligations under contracts and instruments and to make all decisions and waivers thereunder;

(c) to open, maintain, and close bank accounts, make withdrawals therefrom, and designate and change signatories on such accounts;

(d) to procure and maintain with responsible companies insurance, including general liability, bodily injury, and property damage insurance, in amounts that are available and that are generally carried by similar entities;

(e) to incur all legal, accounting, investment banking, independent financial consulting, litigation, brokerage, registration, and other fees and expenses as it may deem necessary or appropriate for carrying on and performing the powers and authorities herein conferred;

(f) to collect amounts due the Company, settle claims, prosecute and defend lawsuits, and handle matters with governmental agencies;

(g) to exercise the voting rights of the Company on account of its ownership in any other Person; provided, however, that if the action to be voted on is one that, if taken by the Company itself, would require the approval of the Members, such approval will be required before the Managers exercise such voting rights to approve such action;

(h) to borrow funds or otherwise commit the credit of the Company; and

(i) to make, constitute, and appoint, by written document duly executed and acknowledged, any Person who does not suffer any legal disability, contractual or otherwise, that would prohibit such Person from so acting, as the Company’s true and lawful attorney and agent for it and in its name, place, and stead and for its use and benefit to perform any act or exercise any power or authority, all as specified in such document, that the Governing Authority might perform or exercise in accordance with this Agreement; provided, however, that no such appointment will relieve the Governing Authority of the duties and obligations imposed on it under this Agreement or the TBOC.

6.2 Limitations on Powers and Authority of the Governing Authority. Notwithstanding the provisions of Section 6.1, the Governing Authority may not cause the Company to do any of the following without the consent of a Majority of the Members:

(a) do any act in violation of this Agreement;

(b) do any act that would make it impossible to carry on the ordinary business of the Company (except in connection with the winding up of the Company’s business);

(c) admit a Person as a Member except as otherwise expressly permitted by this Agreement;

(d) possess Company property or assign its rights in Company property, other than for a Company purpose; or

(e) amend this Agreement except as otherwise expressly permitted by this Agreement.

(f) any acts which require the prior approval of the Members.

6.3 Reliance on Authority. In its dealings with the Company, a third party may rely on the authority of any Governing Person to bind the Company without reviewing the provisions of this Agreement or confirming compliance with the provisions of this Agreement.

6.4 Compensation. The Governing Persons shall not receive a Management Fee or other compensation for their services provided in managing the Company and its operations.

6.5 Reimbursement. The Governing Persons are not required to advance any funds to pay costs and expenses of the Company. If the Governing Persons incur out-of-pocket costs and expenses in performing their duties under this Agreement, the Governing Persons are entitled to be reimbursed by the Company for such costs and expenses, including the portion of overhead costs and expenses that the Governing Authority determines are allocable to the Company.

6.6 Standards of Performance. Except as otherwise provided in this Agreement, the Governing Persons will perform their duties with respect to the Company in good faith and will devote such time and effort to the Company business and operations as the Governing Persons believe is reasonably necessary to manage the affairs of the Company prudently and only to the extent that the Company has the funds available to permit the Governing Persons to perform such duties. The Governing Persons and their respective affiliates, and all officers, directors, employees and agents acting in that capacity, shall not be liable to the Company or to any other Members for any losses sustained or liabilities incurred as a result of any act or omission of such Person, if they acted in good faith and in a manner it believed to be in, or not opposed to, the interests of the Company. The Managers shall not be liable to the Company or any Member for honest mistakes of judgment or negligence in managing the affairs of the Company or with respect to any other matter or for the negligence (whether of omission or performance), dishonesty or bad faith of any employee or agency of the Company provided that such employee or agent was selected, engaged, retained and supervised by the Manager in question with reasonable care. In discharging their duties, the Manager shall be fully protected in relying in good faith upon the records required to be maintained under this Agreement and upon such information, opinions, reports or statements by any of its agents, or by any other person, as to matters the Manager reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be made.

ARTICLE 7.

MANAGERS; MEETINGS

7.1 Management. The powers of the Company shall be exercised by and under the authority of, and business and affairs of the Company shall be managed under the direction of, the Governing Persons of the Company.

7.2 Number; Qualification; Election; Term. The Governing Persons shall consist of at least one (1), but not more than two (2) Managers, none of whom need to be Members or residents of any particular state. The initial Governing Persons are set out in the Certificate. Future or additional Governing Persons shall be elected by a Majority of the Members, except as provided in Sections 7.3 and 7.5 of this Agreement. Each Governing Person elected shall hold office until his successor shall be elected and shall qualify. Notwithstanding the aforesaid provisions of this Section 7.2, in the event of the (i) death or (ii) disability resulting in the inability to carry out the majority of day-to-day duties of the Manager of the Company, of Eric T. Lipar, then, in any such event, without further act or deed, Thomas E. Lipar shall thereupon automatically become the Manager and Governing Person of the Company. In the further event that the aforesaid disability of Eric T. Lipar should thereafter resolve itself such that Eric T. Lipar can once again perform the majority of day-to-day duties of the Manager, then, in such event, Thomas E. Lipar shall thereupon be automatically removed as Manager and replaced by Eric T. Lipar as Manager of the Company.

7.3 Change in Number. The number of Governing Persons may be increased or decreased from time to time by amendment to this Agreement only with the vote of a Majority of all the Members, but no decrease shall have the effect of shortening the term of any incumbent Governing Person. Any Governing Person’s position to be filled by reason of an increase in the number of Governing Persons shall be filled by election of a Majority of the Members.

7.4 Removal. Any Governing Persons may be removed either for or without cause at any meeting of Members by the affirmative vote of a Majority of the Members if notice of intention to act upon such matter shall have been given in the notice calling such meeting.

7.5 Vacancies. Any vacancy occurring in the Governing Authority by reason of the increase in the number of Governing Persons, may be filled by vote of a Majority of the remaining Governing Persons though less than a quorum of the Governing Persons. A Governing Person elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.

7.6 Election. Each Governing Person shall be elected by the vote of a Majority of the Members at a meeting of Members at which a quorum is present.

7.7 Meetings. Regular meetings of the Governing Authority may be held annually on a date approved by the Governing Authority, or more often as may be determined by the Governing Authority, from time to time. Meetings of the Governing Authority may be called by the President or any Governing Person on three (3) days’ notice to each Governing Person, either personally or by mail or by telegram. Except as otherwise expressly provided by this Agreement, neither the business to be transacted at, nor the purpose of, any meeting need be specified in a notice or waiver of notice.

7.8 Place of Meetings. Meetings of the Governing Persons may be held within or outside of the State of Texas.

7.9 Quorum; Vote of any Single Manager. At meetings of the Governing Authority any one Governing Person shall constitute a quorum for the transaction of business. The act of any single Manager present at a meeting at which a quorum is present shall be the act of the Governing Authority, except as otherwise specifically provided by statute. Any Manager, acting alone, shall have, on behalf of the Company, all rights and powers that may be possessed by a Manager under the Act, to manage and administer the Company in accordance with the terms of this Agreement and to perform all acts which they may, in their discretion, deem necessary or desirable for the Company, subject to Section 6.2 hereof. The Members of the Company, acting by a majority of Membership Interests in the Company, may, at any time, remove or replace any Manager of the Company.

7.10 Notice of Meetings. Notice stating the place, day and hour of the meeting shall be delivered to each Governing Person not less than three (3), nor more than sixty (60) days before the date of the meeting, by or at the direction of the Governing Persons who called the meeting, the President, or other person calling the meeting. The actions or activities to be addressed at a special meeting, or the purpose for which the special meeting of the Governing Authority was called must be set out in such notice.

7.11 Waiver of Notice. Attendance of a Governing Person at a meeting of the Governing Authority shall constitute a waiver of notification of the meeting, except where such Governing Person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Notification of a meeting may also be waived in writing. Attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be included in the notification of the meeting but not so included, if the objection is expressly made at the meeting.

7.12 Minutes of Meeting. The Governing Authority shall keep regular minutes of its proceedings. The minutes shall be placed in the records of the Company.

7.13 Action Without Meeting. Any action that may be taken, or that is required by law or this Agreement to be taken by the Governing Authority, or any group thereof, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, will have been signed by the Governing Persons whose consent is necessary to take the action. The consent may be in one or more counterparts. For purposes of this Section, an email, a telegram, telex, cablegram, or similar transmission by a Person or a photographic, photostatic, facsimile, or similar reproduction of a writing signed by a Person will be regarded as signed by that Person. In any request for consent or approval from another Governing Person, the requesting Governing Person(s) may specify a response period, ending no earlier than the fifth day following the date on which the Governing Person whose consent or approval is sought receives the request. If the receiving Governing Person does not respond by the end of this period, it will be deemed to have not consented to or approved the action set forth in the request. The signed consent, or a signed copy, shall be placed in the records of the Company.

7.14 Action by Telephone Conference. Governing Persons may participate in and hold a meeting by means of a conference telephone or similar communications equipment or other suitable electronic communications equipment, including video conferencing technology, or the internet, or a combination thereof, by means of which all Persons participating in the meeting can hear each other and participate in the meeting. Participation in such meeting will constitute attendance and presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

7.15 Proxies. Governing Persons are entitled to vote by and through a person holding a valid written proxy. A telegram, email, telex, cablegram, or similar transmission by the Governing Persons, or a photographic, photostatic, facsimile, or similar reproduction of a writing executed by the Manager, shall be treated as an execution in writing for the purposes of this Agreement. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy. Each proxy shall be revocable unless expressly provided therein to be irrevocable and unless otherwise made irrevocable by law. Each proxy shall be filed with the Secretary of the Company prior to or at the time of the meeting.

ARTICLE 8.

COMMITTEES

8.1 Designation. The Governing Authority may designate one or more committees, each of which shall be comprised of one or more Governing Persons, and may designate one or more of its Governing Persons as alternate participant of any committee, who may, subject to the limitations imposed by the Governing Authority, replace absent or disqualified Governing Persons at any meeting of that committee.

8.2 Authority. All committees, to the extent provided in such resolution, shall have and may exercise all of the authority of the Governing Authority in the management of the business and affairs of the Company.

8.3 Term. All committees shall serve for the term appointed by the Governing Authority.

8.4 Change in Number. The number of committee members of a particular committee may be increased or decreased from time to time by resolution of the Governing Authority.

8.5 Removal. Any member of a committee may be removed by the Governing Authority.

8.6 Vacancies. A vacancy occurring on a committee (by death, resignation, removal or otherwise) may be filled by the Governing Authority.

8.7 Meetings. Time, place and notice (if any) of a committee meeting shall be determined by the committee.

8.8 Quorum; Vote of a Majority. At meetings of a committee, a Majority of the number of committee members designated by the Governing Authority shall constitute a quorum for the transaction of business. The act of a Majority of the committee members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by statute, the Certificate or this Agreement. If a quorum is not present at a meeting of a committee, the committee members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Each committee member shall have one vote. Committee members are entitled to vote by and through a person holding a valid written proxy. A telegram, email, telex, cablegram, or similar transmission by the Committee member, or a photographic, photostatic, facsimile, or similar reproduction of a writing executed by the Committee member, shall be treated as an execution in writing for the purposes of this Agreement. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy. Each proxy shall be revocable unless expressly provided therein to be irrevocable and unless otherwise made irrevocable by law. Each proxy shall be filed with the Secretary of the Company prior to or at the time of the meeting.

8.9 Compensation. By resolution of the Governing Authority, the members of a committee may be reimbursed for their expenses, if any, of attendance at each meeting of the committee and may be paid a fixed sum for attendance at each meeting of the committee or a stated salary as a member of the committee. No such payment shall preclude any committee member from serving the Company in any other capacity and receiving compensation therefore.

8.10 Procedure. Each committee shall keep regular minutes of its proceedings and report the same to the Governing Authority when required. The minutes of the proceedings of a committee shall be placed in the records of the Company.

8.11 Action Without Meeting. Any action that may be taken, or that is required by law or this Agreement to be taken by the committee may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, will have been signed by the committee members whose consent is necessary to take the action. The consent may be in one or more counterparts. For purposes of this Section, a telegram, telex, email, cablegram, or similar transmission by a Person or a photographic, photostatic, facsimile, or similar reproduction of a writing signed by a Person will be regarded as signed by that Person. The signed consent, or a signed copy, shall be placed in the records of the Company.

8.12 Telephone and Similar Meetings. Committee members may participate in and hold a meeting by means of conference telephone, similar communications equipment or other suitable electronic communications equipment, including video conferencing technology, or the internet, or a combination thereof, by means of which all Persons participating in the meeting can hear each other and participate in the meeting. Participation in such meeting will constitute attendance and presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

8.13 Responsibility. The designation of a committee and the delegation of authority to it shall not operate to relieve the Governing Authority, or any member thereof, of any responsibility imposed upon it or him by law.

ARTICLE 9.

OFFICERS AND AGENTS

9.1 Number; Qualification; Election; Term. The Company may have a President, Secretary, and such other officers (including any Vice Presidents and a Treasurer) and assistant officers and agents as the Governing Authority may deem necessary.

(a) No officer or agent need be a Member, a Manager or a resident of Texas.

(b) Officers shall be elected by the Governing Authority.

(c) Unless otherwise specified by the Governing Authority at the time of election or appointment, or in an employment contract approved by the Governing Authority, each officer’s and agent’s term shall end one year from the date of appointment or, if earlier, his death, resignation, or removal.

(d) Any two or more offices may be held by the same person.

9.2 Removal. Any officer or agent elected or appointed by the Governing Authority may be removed by the Governing Authority. Election or appointment of an officer or agent shall not of itself, nor shall anything in this Agreement, create contract rights.

9.3 Vacancies. Any vacancy occurring in any office of the Company (by death, resignation, removal or otherwise) may be filled by the Governing Authority.

9.4 Authority. Officers and agents shall have such authority and perform such duties in the management of the Company as are provided in this Agreement or as may be determined by resolution of the Governing Authority not inconsistent with this Agreement.

9.5 President. The President, if the Governing Authority elects a president, shall be the Chief Executive Officer of the Company. The President shall preside at all meetings of the

Members and Governing Authority, shall have general and active management of the business and affairs of the Company, and shall see that all orders and resolutions of the Members and Governing Authority are carried into effect. He shall perform such other duties and have such other authority and powers as the Governing Authority may from time to time prescribe.

9.6 Vice Presidents. The Vice Presidents, if the Governing Authority elects Vice President, in the order of their seniority with the Company, unless otherwise determined by the Governing Authority, shall, in the absence or disability of the President, perform the duties and have the authority and exercise the powers of the President. They shall perform such other duties and have such other authority and powers as the Governing Authority may from time to time prescribe or as the President may from time to time delegate.

9.7 Secretary. The Secretary, if the Governing Authority elects a Secretary, shall attend all meetings of the Governing Authority and all meetings of the Members and record all votes, actions and minutes of all proceedings in the records of the Company to be kept for that purpose and shall perform like duties for any committees when required. The Secretary shall perform such other duties and have such other authority and powers as the Governing Authority may from time to time prescribe or as the President may from time to time delegate.

9.8 Treasurer. The Treasurer, if the Governing Authority elects a Treasurer, shall have the custody of the Company funds and securities, shall keep full and accurate accounts of receipts and disbursements of the Company, and shall deposit all funds and other valuables in the name and to the credit of the Company in depositories designated by the Governing Authority. The Treasurer shall perform such other duties and have such other authority and powers as the Governing Authority may from time to time prescribe or as the President may from time to time delegate.

9.9 Compensation. The compensation of officers and agents shall be fixed from time to time by the Governing Authority.

ARTICLE 10.

MEETINGS OF MEMBERS

10.1 Voting Rights. Where Members are to make a determination under the terms of this Agreement, each Member is entitled to vote proportionate to their Membership Interest in the Company (unless a Member’s Interest is involuntarily transferred pursuant to Section 15.5 hereof without voting rights). Only a Person who has been admitted to the Company as a Member shall be entitled to vote. A Person who receives a Transfer of all or a portion of the Membership Interest, or any other rights of a Member, shall not be entitled to vote as a Member until he has been admitted to the Company as a Member.

10.2 Voting List. At least [ten (10)] days before each meeting of the Members, a complete list of the Members entitled to vote at the meeting, with the address of each and the number of Units held by each, shall be prepared by the Secretary. The list, for a period of [ten (10)] days prior to the meeting, shall be kept on file at the registered office of the Company and shall be subject to inspection by any Member at any time during usual business hours.

10.3 Record Date. The date upon which the notice of a meeting of the Members is mailed shall be the record date for the purpose of determining the Members entitled to vote at the Meeting. The record date for determining Members entitled to consent to action in writing without a meeting shall be the first date on which a written consent setting forth the action taken or proposed to be taken, is first delivered to the registered office, its principal place of business, or an officer or agent of the Company.

10.4 Method of Voting. At any meeting of the Members, every Member having the right to vote may vote either in person, or by proxy executed in writing by the Member. A telegram, telex, email, cablegram, or similar transmission by a Member, or a photographic, photostatic, facsimile, or similar reproduction of a writing executed by a Member, shall be treated as an execution in writing for the purposes of this Agreement. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy. Each proxy shall be revocable unless expressly provided therein to be irrevocable and unless otherwise made irrevocable by law. Each proxy shall be filed with the Secretary of the Company prior to or at the time of the meeting.

10.5 Meetings. At any time, either the Governing Authority or Members owning Units entitling them to at least 10% of the Company Units may call a meeting of the Members to transact business that the Members or any group of Members may conduct as provided in this Agreement. A meeting may be called by notice to all Members entitled to vote at such meeting on or before the [tenth (10th)] day prior to the date of the meeting specifying the location and the time and stating the business to be transacted at the meeting. The chairperson of the meeting will be a Member selected by a Majority of the Members. At the meeting, the Members may take any action whether or not included in the notice of the meeting. Unless otherwise provided in this Agreement, all decisions of the Members shall be determined by a Majority of the Members.

10.6 Notice. Written or printed Notice stating the place, day and hour of the meeting shall be delivered not less than [ten (10)] nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the President, the Secretary, or the officer or person calling the meeting, to each Member of record entitled to vote at the meeting.

10.7 Waiver of Notice. Attendance of a Member at a meeting shall constitute a waiver of Notice of the meeting, except where such Member attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Notice of a meeting may also be waived in writing. Attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be included in the Notice of the meeting but not so included, if the objection is expressly made at the meeting.

10.8 Place of Meetings. Meetings of the Members may be held within or outside the State of Texas.

10.9 Action Without Meeting. Any action that may be taken, or that is required by law or this Agreement to be taken, by the Members or any group thereof, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, will have been signed by the Member(s) whose consent is necessary to take the action. The consent may be in one or more counterparts. In any request for consent or approval from another Member, the requesting Member(s) may specify a response period, ending no earlier than the fifth day following the date on which the Member whose consent or approval is sought receives the request. If the receiving Member does not respond by the end of this period, it will be deemed to have not consented to or approved the action set forth in the request.

10.10 Quorum; Vote of a Majority of Members. At meetings of the Members, a Majority of the number of Members fixed by this Agreement shall constitute a quorum for the transaction of business. The act of Members holding a Majority of the Membership Interests present at a meeting at which a quorum is present shall be the act of the Members, except as otherwise specifically provided by statute, the Certificate. If a quorum is not present at a meeting of the Members, the Members present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

10.11 Action by Telephone Conference. Members may participate in and hold a meeting by means of a conference telephone, similar communications equipment or other suitable electronic communications equipment, including video conferencing technology, or the internet, or a combination thereof, by means of which all Persons participating in the meeting can hear each other and participate in the meeting. Participation in such meeting will constitute attendance and presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

ARTICLE 11.

CONTRACTS WITH RELATED PARTIES AND

INDEMNIFICATION OF MEMBERS, GOVERNING PERSONS AND OFFICERS

11.1 Interested Governing Persons and Officers. An otherwise valid contract or transaction involving a company in which one or more of the Company’s Governing Persons or officers is a managing official or has a financial interest is valid notwithstanding such Governing Person’s or officer’s presence or participation in the Governing Authority or committee meeting authorizing the contract if, in accord with TBOC section 101.255, (i) the material facts as to the relationship or interest in the contract are disclosed, and (ii) the contract or transaction is fair to the company when authorized, approved or ratified.

11.2 Indemnifications. The Company will indemnify, defend, and hold harmless each of the following:

(a) The Members, Governing Persons and officers of the Company as well as their officers, managers, members, partners, owners, employees, and agents, (the “Indemnified Person”) if any, from and against all Claims they may incur as a result of having been, being, or threatened to be made a named defendant or respondent in a Proceeding because it is or was a Member, Governing Person or officer in the Company or is performing or had performed the obligations of the Member, Governing Person or officer with respect to the Company, SPECIFICALLY INCLUDING CLAIMS BASED ON OR ARISING FROM THEIR SOLE, PARTIAL, OR CONCURRENT NEGLIGENCE, but excluding any such items incurred as a result of acts of gross negligence, willful or intentional acts against the Company.

(b) Each Indemnified Person from and against all Claims such Person may incur as a result of appearing as a witness or other participation in a Proceeding that involves or affects the Company;

(c) Each Indemnified Person from and against all Claims such Person may incur as a result of having performed or performing services for the Company, SPECIFICALLY INCLUDING CLAIMS BASED ON OR ARISING FROM THE INDEMNIFIED PERSON’S SOLE, PARTIAL, OR CONCURRENT NEGLIGENCE.

(d) The rights of an Indemnified Person under this Section include the right to be paid or reimbursed by the Company for reasonable expenses incurred in defending any Proceeding in advance of its final disposition.

(e) If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Company within 90 days after a written claim has been received by the Company, the Person seeking a remedy under this Section may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim, and if successful in whole or in part, the Person seeking a remedy under this Section will also be entitled to be paid the expenses of prosecuting such claim.

(f) The right of any Indemnified Person under this Section will survive the termination of that Person’s status as an Indemnified Person, the termination of this Agreement and the dissolution of the Company.

(g) In the event of the death of a Person seeking a remedy under this Section, the right under this Section will inure to the benefit of such Person’s heirs, executors, administrators, and personal representatives.

(h) The rights conferred in this Section will not be exclusive of any other right that a Person seeking a remedy under this Section may have or hereafter acquire under any statute, resolution of Members, Governing Authority, this Agreement or otherwise.

ARTICLE 12.

RIGHTS, OBLIGATIONS,

AND REPRESENTATIONS OF MEMBERS

12.1 Representations of Members. Each Member hereby severally represents and warrants to, and agrees with, the Company and each other Member as follows:

(a) Authorization and Validity of Agreement. Such Member has full power and authority to execute and deliver this Agreement, to perform the obligations of such Member hereunder, and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by such Member, and the consummation by such Member of the transactions contemplated hereby, have been duly authorized and approved by such Member. This Agreement has been duly executed and delivered by such Member and is a valid and binding obligation of such Member, enforceable against such Member in accordance with its terms, except to the extent that its enforceability may be subject to applicable Bankruptcy Laws and to general equitable principles. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of any agreement, instrument, order, regulation, judgment, or decree to which such Member is subject or by which such Member or any asset of such Member is bound. Such Member is under no legal disability, contractual or otherwise, that prohibits such Member from entering into this Agreement and performing the obligations of such Member hereunder. Such Member is the sole party in interest in the Units of such Member under this Agreement and, as such, is vested with all legal and equitable rights in such Units.

(b) No Distribution. Such Member is acquiring the Units of the Company for the account of such Member and not with a view to distribution thereof within the meaning of the Securities Act of 1933, as amended, or any state securities laws. The Member will not Transfer the Units in contravention of that act or any applicable state or Federal securities laws.

(c) Such Member acknowledges and understands that the Governing Authority is granted broad discretion and authority under this Agreement and that the Governing Authority’s exercise of such broad discretion and authority may impair the value of such Member’s Membership Interest. Such Member further acknowledges and understands that the Governing Authority would not cause the Company to issue Membership Interests to the Member if the Governing Authority did not have such broad discretion and authority, and such Member agrees not to challenge the Governing Authority’s exercise of such discretion and authority.

(d) Pursuant to the Texas Securities Act, Art. 581-1 et seq. (the “Texas Securities Act”), the liability under the Texas Securities Act of a lawyer, accountant, consultant, the firm of any of the foregoing, and any other Person engaged to provide services relating to an offering of securities of the Company (such Persons, “Service Providers”) is limited to a maximum of three times the fee paid by the Company or seller of the Company’s securities to the Service Provider for the services related to the offering of the Company’s securities, unless the trier of fact finds that such Service Provider engaged in intentional wrongdoing in providing the services. By signing below, each Member hereby acknowledges the disclosure provided in this paragraph.

ARTICLE 13.

BANK ACCOUNTS, INVESTMENTS,

GENERAL ACCOUNTING PROVISIONS, REPORTS,

AND DETERMINATION OF FAIR VALUE

13.1 Books of Account; Access; Fiscal Year. The Governing Authority, at the expense of the Company, shall maintain for the Company those books and records required by Sections 3.151 and 101.501 of the TBOC and such other books and records of account as the Governing Authority, in its reasonable discretion, deem appropriate. Books and records of the accounts of the Company shall be maintained on a basis consistent with appropriate provisions of the IRS Code as well as generally accepted accounting principles, containing, among other entries, a Capital Account for each Member.

13.2 Access to Books and Records. Books of account are to be kept at the principal office of the Company. Except as set out herein, the Governing Authority may restrict the access of one or more Members to certain books, records, and accounts to the extent the Governing Authority believes it to be in the best interest of the Company. The Governing Authority may require any Person to whom confidential information of the Company is provided pursuant to this Section to maintain the confidentiality of such information on such terms as the Governing Authority may prescribe. The above notwithstanding:

(a) The Company shall make available to a Member or Assignee, at the Company’s registered office, the address of the principal office of the Company;

(b) The Company shall make available to a Member or Assignee, within five (5) days following their delivery of written request, each of those items required to be maintained under Section 3.152 and 101.502 of the TBOC and such other information regarding the business of the Company that is reasonable for the person to examine and copy;

(c) The Company shall make available to a Member or Assignee free of cost, the Certificate, this Agreement with all amendments, and the last 6 years’ Federal tax returns; and

(d) The Company shall make available to a Governing Person or Committee Member, if any, any records pursuant to Sections 3.151, 3.152 and 3.153 of the TBOC and such other information regarding the business of the Company that is reasonably related to the person’s services.

13.3 Annual Reports. As soon as reasonably practicable after the end of each Fiscal Year, the Governing Authority will use commercially reasonable efforts to cause to be furnished to the Members a balance sheet, an income statement, and a statement of changes in Members’ capital of the Company for, and as of the end of, such year. The Governing Authority also may cause to be prepared or delivered such other reports as it may deem appropriate. The Company will bear the costs of such reports.

13.4 Reliance on Third Party Reports. In connection with the discharge of their duties under the terms of this Agreement, or the exercise of their powers, Governing Persons, Committee Members and Officers of the Company shall have the right to rely upon information, opinions, reports and statements, including financial statements and other financial data concerning the Company or another Person presented by an officer, employee, legal counsel, certified public accountant, investment banker, committee of which they are not a member, or other person they reasonably believe possess professional expertise in the matter, unless they have knowledge of matters that would make this reliance unwarranted.

13.5 Bank Accounts. The Governing Authority will establish and maintain, in the name of the Company, one or more accounts at one or more banks. All Company funds will be deposited into such account(s). No other funds will be deposited into any such account. Funds deposited in any such account may be withdrawn only to pay Company debts or obligations, to make distributions to the Members pursuant to this Agreement, or to make Permitted Investments.

13.6 Permitted Investments. Company funds may be invested in such investments as the Governing Authority determines (“Permitted Investments”).

ARTICLE 14.

TAXES

14.1 Tax Returns. The Governing Authority will use commercially reasonable efforts to cause to be prepared and filed all necessary Federal and state income tax returns for the Company. Each Member will furnish to the Governing Authority all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s income tax returns to be prepared and filed.

14.2 Tax Elections. Governing Authority will cause the Company to make those tax elections as the Governing Authority deems appropriate and in the best interests of the Members. The above notwithstanding, neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the IRS Code or any similar provisions of applicable state law.

14.3 Tax Matters Partner. The Governing Authority will appoint one of the Governing Persons to be the “tax matters partner” of the Company pursuant to section 6231(a)(7) of the IRS Code and may change the tax matters partner from time to time as they may determine necessary. In the event the Person appointed as the tax matters partner shall be removed, resign this position or no longer qualify, a Majority of the Members shall designate another Governing Person to be the “tax matters partner” of the Company pursuant to section 6231(a)(7) of the IRS Code. Any Governing Person who is designated “tax matters partner” shall take such action as may be necessary to cause each Member to become a “notice partner” within the meaning of section 6223 of the IRS Code. Any Governing Persons who is designated “tax matters partner” shall inform each Member of all significant matters that may come to its attention in its capacity as “tax matters partner” by giving notice thereof as soon as reasonably possible.

ARTICLE 15.

RESTRICTIONS ON CERTAIN

TRANSFERS AND COMPETITIVE ACTIVITIES

15.1 General Prohibition. No Person will Transfer all or any part of its Membership Interest, whether now owned or hereafter acquired, except (i) with the approval of all Members, (ii) in accordance with the terms of this Agreement to Permitted Transferees, or (iii) upon divorce, death of the Member, and any purported Transfer not made in compliance with this Agreement will be void and of no force and effect. Notwithstanding any other provisions hereof, any pledge or security interest taken in any Membership Interest shall not include any voting rights or management rights.

15.2 Rights of an Assignee. Unless and until an Assignee becomes a Member of the Company in the manner herein prescribed, such Assignee shall be entitled only to receive distributions of the Company to which the assigning Member would otherwise be entitled, and, as provided in the TBOC, to require reasonable access to those books and records of the Company as set out in Section 3.151 and 101.501 of TBOC. In the event that the Members make additional contributions to the Company at any time while there is a Membership Interest held by an Assignee, the Member who assigned its Membership Interest in the Company and such Assignee shall be jointly and severally responsible and required to make a contribution to the Company proportionate to such transferor Member’s Membership Interest. If the transferor Member or such Assignee does not make such contribution in accordance with the provisions of this Agreement, the transferor Member shall be treated as having Defaulted, as defined in Article 18 hereof, and breached this Agreement. In the event that one or more new Members are admitted into the Company, or one or more Members increase their interest in the Company while there is an outstanding interest in the Company held by an Assignee, and the Membership Interest of the then existing Members in the Company are reduced, the Membership Interest assigned to the Assignee shall be correspondingly reduced. No consent or other action on the part of such Assignee shall be required. The Units in the Company which relate to the Membership Interest so assigned shall not be considered in any Company voting requirements. Moreover, any Assignee of such interest who has not been admitted as a Member of the Company shall have no rights relative to the operations or management of the Company and in no event shall be construed as a Member for any reason.

15.3 Transferor’s Responsibility. In the event a transfer is made in accordance with the terms of this Article 15 and the transferee is substituted as a Member in place of the transferor, the transferee who is substituted as a Member shall become liable for all the terms, covenants, conditions and obligations relating to the Membership Interest. In addition, the transferor, and its predecessors who have conveyed the Membership Interest in the Company shall, in no event be relieved of their liability, responsibility or obligations relating to such Membership Interest for any matters which may have arisen on or prior to the date of the transfer.

15.4 Substituted Members. Unless otherwise provided in this Agreement, an Assignee of a Member may become a substituted Member only with the consent of all Members other than the transferring Member. In the event such a consent is provided, the Assignee shall become a Member (subject to Section 15.5) only upon satisfaction of the following conditions:

(a) The Member or the transferee has filed with the Company a written and dated instrument evidencing such transfer, in form and substance reasonably satisfactory to the Governing Authority, executed by the transferor and the transferee, which instrument shall (i) contain the acceptance by the transferee of all of the terms and provisions of this Agreement, to the extent applicable to an assignee of a Membership Interest, (ii) contain such representations as the Governing Authority may deem necessary or advisable to assure that such transfer need not be registered under any applicable Federal or state securities laws, (iii) instruct the Governing Authority as to the Membership Interest transferred and to whom and at what address Company distributions and Notices in respect of such Membership Interest should be sent;

(b) Unless expressly waived by the Governing Authority, the transferor or transferee shall have delivered to the Company an opinion of counsel acceptable to the Governing Authority that (i) such Transfer is exempt from the registration requirements of the Securities Act, applicable state securities laws, and any rules or regulations promulgated thereunder, and will not otherwise cause the Company to be in violation of such laws and regulations, (ii) such Transfer will not result in the termination of the Company within the meaning of Section 708(b) of the IRS Code, and (iii) such Transfer will not adversely affect the status of the Company as a partnership under the IRS Code; and

(c) The transferee or assignee shall have paid or caused to be paid to the Company any reasonable expenses incurred by the Company in connection with the admission of the transferee or assignee as a substitute Member.

The above notwithstanding, in the event of a Transfer to an existing Member, the existing Member shall automatically be deemed to be a substitute Member and shall be deemed to have agreed to those items set out in subsection (a) above.

15.5 Involuntary Assignment. Notwithstanding any other provisions hereof, in the event that a Member’s Membership Interest is taken by levy, foreclosure, charging order, execution or other similar proceeding, the Company shall not dissolve and the party taking or attempting to take said Membership Interest shall be entitled only to receive distributions, and profits and losses attributable to the Membership Interest, in accordance with the percentages allowed under this Agreement and in no event shall such assignee have the power to vote or the right to participate in or interfere with the management or administration of the Company business or affairs or to become a substitute Member. All of such rights to vote, designate Managers and participate in the management and administration of the Company shall remain with the party whose Membership Interest was taken, as foresaid.

ARTICLE 16.

BUY OUT RIGHTS

16.1 Right to Purchase Upon Divorce. If, as a result of divorce, a Transfer of a Membership Interest (the “Divorced Spouse Interest”) takes place to the spouse of the person who is or was a Member (the “Spouse”), the Member who was divorced will have the right to purchase the Divorced Spouse Interest for 65% of its Fair Value determined as of the date of the Transfer. Such right may be exercised by the Member who was divorced giving to Spouse and each of the other Members, notice of a desire to purchase all or a portion of such Divorced Spouse Interest within two (2) months after such Transfer (the “Initial Notice”). The date of the timely delivery of that Initial Notice is hereinafter referred to as the Initial Notification Date. If, after the delivery of the Initial Notice, the Member who was divorced has not timely given notice to purchase all or a portion of such Divorced Spouse Interest, the other Members will have the right to purchase the portion of the Divorced Spouse Interest with respect to which the Member who was divorced did not give such notice (the “Residual Divorce Interest”) for its Fair Value determined as of the date of the Transfer. Such right may be exercised by the other Members giving, within two (2) months after their receipt of the Initial Notice, a written notice of their desire to purchase all or a portion of such Residual Divorce Interest. If a Member provides a timely notice to purchase all or any portion of the Divorced Spouse Interest, as soon as possible thereafter, the Company shall cause the Fair Value of the Divorced Spouse Interest to be determined as of the Transfer Date. If there is more than one Member who desires to exercise such right (each, a “Purchasing Member”), the Residual Divorce Interest will be allocated among all Purchasing Members in proportion to the Purchasing Member’s Sharing Ratio divided by the aggregate Sharing Ratio of all Purchasing Members.

16.2 Fair Value Determination. In the event the Fair Value of a Membership Interest is to be determined under the terms of this Agreement, the Governing Authority shall cause the Company to select a qualified appraiser for the purpose of making such determination. In connection with any determination of Fair Value, the Company will make its books and records available to the appraiser and will otherwise cooperate and cause its employees to cooperate with such appraiser. The Company will pay the fees and expenses of such appraiser. In each case, the Governing Authority will cause the appraiser to be selected in accordance with the time frames set out in the Section of this Agreement which calls for the Fair Value determination. The determination of Fair Value, made by such independent appraiser will be final, conclusive, and binding on the Company, all Members, and all Assignees of a Membership Interest. Upon receipt of the determination of the Fair Value the Company shall cause the report or reports developed by the appraisers to be distributed to each of the Members as soon as reasonably possible thereafter.

16.3 Securities Laws Compliance. The Membership Interest has not been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the state securities laws of Texas or any other state. Without such registration, no Member or Assignee may effect or suffer a Transfer until the Member or Assignee provides evidence satisfactory to the Governing Authority which, in the discretion of the Governing Authority, may include an opinion of counsel satisfactory to the Governing Authority, that such registration is not required for such Transfer to the effect that any such Transfer will not be in violation of the Securities Act of 1933, as amended, applicable state securities laws, or any rule or regulation promulgated thereunder.

16.4 Closing. If one or more Members elect to purchase the Membership Interest under the terms of this Article 16, the Closing of any such purchase shall be on or before that date which is the later of thirty (30) days after the determination of the Fair Value under the terms of this Agreement (the “Closing”). At the Closing, the Person selling the Membership Interest will transfer the Membership Interest to be sold to the Member or Members purchasing the Membership Interest, free and clear of any liens or encumbrances (other than those which may have been created to secure any indebtedness or obligations of the Company). At the Closing, the purchase price to be paid for the Membership Interest shall be paid to the Person selling their interest, in cash.

ARTICLE 17.

COMPETITION

Neither this Agreement nor the relationship created hereby will preclude or limit, in any respect, the right of any Member or Governing Person or any Affiliate of any Member or Governing Person to engage, directly or indirectly, through participation, investment, or otherwise, in any opportunity or business of any type, including those that may be the same as or similar to the Company or its business, those that compete with the Company, and those in which the Company has invested. No Member, Governing Person, or any Affiliate of a Member or Governing Person will have any obligation to offer to the Company or any other Member the right to participate in any such activity. Neither the Company nor any other Member or Governing Person or any Affiliate of a Member or Governing Person will have any right, by virtue of this Agreement or the relationship created by this Agreement, with respect to any such activity.

ARTICLE 18.

WINDING UP

18.1 Event Requiring a Winding Up. Except as set out below, the Company will begin to wind up its affairs upon the happening of the first to occur of the following events:

(a) the execution of an instrument approving the winding up of the Company by all of the Members;

(b) the entry of a decree of judicial dissolution under Section 11.051(5) of the TBOC.

(c) the last remaining Member discontinues being a Member of the Company.

(d) the occurrence of a non-waivable event under the terms of the TBOC which requires the winding up of the Company.

No other event will require the winding up of the Company.

18.2 Revocation. If an event of the type described in Section 19.1(a) occurs or any other voluntary act of the Members which require a winding up of the Company, the event may be revoked at any time prior to the termination of the Company by a determination of all of the Members.

18.3 Interim Governing Person. If an event requiring winding up occurs and there is no remaining Governing Person, a Majority of the Members may appoint an interim Governing Person of the Company, who will have and may exercise only the rights, powers, and duties of the Governing Persons necessary to preserve the Company assets, until a new Governing Authority, if any, are elected.

18.4 Effect of Event Requiring a Winding Up. If an event requiring a winding up occurs and is not canceled or revoked, the Company will begin winding up its affairs and will continue until the assets have been distributed as set out below:

ARTICLE 19.

WINDING UP AND TERMINATION

19.1 Winding Up and Termination.

(a) General. As expeditiously as possible following the occurrence of an event requiring a winding up, the Governing Authority will proceed to wind up the affairs of the Company, liquidate assets, pay liabilities, and make liquidating distributions to the Members, in the following order of priority:

(i) the Governing Authority shall cause an accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the event requiring winding up occurs;

(ii) the Governing Authority will use commercially reasonable efforts to maximize the value of the Company assets and then to sell Company assets. Any resulting Profits or Losses from each sale will be computed and allocated to the Capital Accounts of the Members in the manner described in Article 6;

(iii) the Governing Authority shall cause the notice described in Section 11.052 of TBOC to be mailed to each known creditor of and claimant against the Company in the manner described in that Section);

(iv) the Governing Authority will cause to be paid, to the extent there are funds available therefor, all of the Company’s obligations and establish such reserves as the Governing Authority deems prudent (the “Liquidation Reserve”);

(v) all remaining assets of the Company shall be distributed to the Members as follows:

(A) with respect to all Company property that has not been sold, the Fair Value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the Fair Value of that property on the date of distribution; and

(B) Company property shall be distributed among the Members in accordance with the positive capital account balances of the Members, as determined after taking into account all capital account adjustments for the taxable year of the Company during which the liquidation of the partnership occurs; and those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 days after the date of the liquidation).

(C) All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses, and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses, and liabilities shall be allocated to the distributee pursuant to this Article.

(D) All remaining cash and other Company property (other than the Liquidation Reserve) will be distributed among the Members as set out in Article 5.

(E) The distribution of cash and/or property to a Member in accordance with this Section 20.1(a) constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest.

(b) Powers. Until final distribution, the Governing Authority will continue to operate the Company properties with all of the power and authority of the Governing Authority.

(c) Cost of Liquidation. The costs of liquidation will be borne as a Company expense.

(d) Termination; Release of Liquidation Reserve. At the time such distributions are made and the Liquidation Reserve established in accordance with subsection (a), the Company will terminate; provided, however, if at any time thereafter any of the funds in the Liquidation Reserve are released because, in the opinion of the Governing Authority, the need for such reserve has ended, such funds will be distributed in accordance with subsection (a).

(e) No Recourse. No Member will have any recourse against the Company or any other Member for the return of its Capital Contributions or any distributions not required by this Agreement except.

19.2 Cancellation of Certificate. On completion of the distribution of Company assets as provided herein, the Company is terminated, and the Governing Authority (or such other Person or Persons as the TBOC may require or permit) will cause the cancellation of the Certificate and any other filings made by the Company and will take such other actions as may be necessary to terminate or reflect the termination of the Company.

ARTICLE 20.

MISCELLANEOUS

20.1 Amendment or Modification. Except to the extent this Agreement otherwise provides for a change to be effected without the approval required in this Section, this Agreement may be amended or modified at any time and from time to time only by a written instrument approved by the Governing Authority and all of the Members; provided, however, that (a) an amendment or modification (i) reducing a Member’s share of profits, losses, distributions or Units (other than as a result of the issuance of additional Company Interests or adjustments to Sharing Ratios authorized without violation of this Agreement) or (ii) increasing the obligation of a Member to make Capital Contributions, requires the additional approval of the affected Member, (b) an amendment that disproportionately and adversely affects a specific Member requires the additional approval of the Member affected, (c) an amendment or modification reducing the required measure for any consent or vote in this Agreement requires the additional Majority vote of Members having their rights reduced, and (d) an amendment or modification made solely to reflect the admission or withdrawal of a Member need not be approved by any Member if the requirements set forth in this Agreement with respect to such admission or withdrawal are otherwise satisfied. In the event an amendment is properly adopted under the terms of this Agreement which require an amendment to the Certificate, the parties authorized to amend the Agreement are also authorized to amend the Certificate.

20.2 Notices. All notices required or permitted to be given pursuant to this Agreement will be in writing and will be (i) personally delivered, (ii) mailed, first class postage prepaid, or delivered by a nationally recognized express courier service, charges prepaid, (iii) delivered by fax, or (iv) electronic message, if to the Company to the address of the Company’s registered office (as reflected on the records of the Secretary of State of the State of Texas) or its email address and if to a Member, to the appropriate address set forth on Exhibit A to this Agreement, and if to a Governing Person, to the address shown on the records of the Company. Any such notice, when sent in accordance with the provisions of the preceding sentence, will be deemed to have been given and received (a) on the day personally delivered, (b) on the third day following the date mailed, (c) the date of actual delivery by a courier, and (d) the date of delivery and confirmation of delivery by the recipient if delivered by fax or electronic message. The Company or a Member may change its address, as set out above, by giving notice in writing to all other Members in the manner set forth in this Section, stating the new address.

20.3 Failure to Pursue Remedies. The failure of any party to seek redress for violation, or to insist upon the strict performance, of any provision of this Agreement will not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

20.4 Section Headings. The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

20.5 Severability of Provisions. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity will not affect the validity of the remainder of this Agreement and the illegal or invalid provision will be enforced to the maximum extent possible to still be legal and valid.

20.6 Governing Law. This Agreement, and the application or interpretation thereof, will be governed exclusively by its terms and by the laws of the State of Texas.

20.7 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the Members had all signed the same document. All counterparts will be construed together and will constitute one instrument. In making proof of this Agreement, it will not be necessary to account for more than one counterpart executed by the Person against whom enforcement is sought.

20.8 Successors and Assigns. Each and every covenant, term, provision, and agreement herein contained will be binding upon each of the Members and their respective heirs, legal representatives, successors, and assigns and will inure to the benefit of each of the Members. Unless and until properly admitted as a Member, no assignee will have any rights of a Member beyond those provided by the TBOC to assignees or otherwise expressly provided herein to assignees.

20.9 Construction, Sections, Exhibits, Etc. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter. Each reference to an “Exhibit” herein is, unless specifically indicated otherwise, a reference to an exhibit attached hereto, all of which are made a part hereof for all purposes, it being understood that if any Exhibit that is to be executed and delivered pursuant to the terms hereof contains blanks, it will be completed correctly and completely in accordance with the terms and provisions hereof and as contemplated herein prior to or at the time of its execution and delivery.

20.10 Further Assurances. In connection with this Agreement and the transactions contemplated by it, each Member will execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

20.11 Waiver of Certain Rights. Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company (other than pursuant to Section 19.1) or for partition of the property of the Company.

20.12 Attorneys’ Fees. If the Company or any Member brings any legal action to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, costs, and expenses, in addition to any other relief to which such party may be entitled.

20.13 Entire Agreement. This Agreement sets forth the entire Agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, if any, related thereto, including, without limitation, that certain Company Agreement of LGI Homes Group, LLC. dated as of March 2, 2011.

20.14 Third Party Beneficiaries. Except for the Indemnified Persons, there are no third party beneficiaries of this Agreement.

Executed on the date or dates indicated below, to be effective as of the date first set forth above.

EDSS HOLDINGS, LP,
a Texas limited partnership

By:	EDSS Management, Inc.,
its General Partner

By:
Eric T. Lipar, President

LGI INVESTMENT FUND II, LP., a Texas limited partnership

By:	LGI Fund II GP, LLC,
general partner

By:
Eric T. Lipar, Manager

EXHIBIT A

Member’s Name	Address	Capital Contribution	Membership Interest and Sharing Ratio

EDSS Holdings, LP	1450 Lake Robbins Dr., Ste. 430 The Woodlands, TX 77380	$100	50.125%

LGI Investment Fund II, LP	1450 Lake Robbins Dr., Ste. 430 The Woodlands, TX 77380	$9,975,000	49.875%

Exhibit A – Page 1